EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact:         Owen J. Onsum                                                                                                  October 26, 2007
President  & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707)	678-3041

First Northern Community Bancorp 3rd Quarter Earnings Report
Healthy Growth in Deposits, Loans and Assets

First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the third quarter of 2007.  Year-to-date net income as of September 30, 2007 was reported at $6.09 million, down 9.64% from the $6.74 million earned in the same fiscal period last year.

Diluted earnings per share for the nine months ended September 30, 2007 was $0.71, down 7.79% from the $0.77 reported last year (all 2006 per share earnings have been adjusted for a 6% stock dividend paid March 30, 2007).  Annualized Return on Average Assets for the period ended September 30, 2007 was 1.18%, compared to 1.36% for the same period in 2006.  Annualized Return on Beginning Equity was 13.11%, compared to 15.83% one year ago.

Total assets at September 30, 2007 were $690.3 million, an increase of $34.5 million, or 5.3% from prior-year third quarter levels.  Total deposits of $607.8 million increased $30.4 million or 5.3% compared to September 30, 2006 figures.  During that same period, total net loans (including loans held-for-sale) increased $20.0 million, or 4.1%, to $510.4 million.

Net income for the quarter ended September 30, 2007 was $2.02 million, down 1.46% from the $2.05 million earned in the same period in 2006.  Diluted earnings per share for the quarter was $0.24, up 4.35% from the $0.23 reported in the same period last year.

Owen J. Onsum, President and Chief Executive Officer stated, “Our company is one of the fortunate financial services companies in the region that continues to grow in these increasingly difficult market conditions.  While First Northern Community Bancorp experienced steady gains in its assets, deposits and loans, our earnings are feeling the affects of increased interest expense attributable to a growing interest-bearing deposit portfolio and intense competition.  In addition, we are providing provisions for loan losses at a level considered adequate for the risks inherent with the current real estate market.  Loan loss provisions for the nine months ending September 30, 2007 amounted to $1,250,000 compared to $585,000 for the same period in 2006.  While we certainly do not consider ourselves immune from the challenges that lie ahead with California’s deteriorating real estate market, we remain focused on our core business and our communities.  This strategy, coupled with a strong capital base, has served us well for nearly a century representing all types of economic ups and downs.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County.  First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Folsom.  The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and Folsom, and has an SBA Loan Office and full service Trust Department in Sacramento.  First Northern Bank also offers non-FDIC insured Investment and Brokerage Services at each branch location.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

XXX